Press Release

DATE:
October 16, 2017

CADIZ INC. ANNOUNCES US BUREAU OF LAND MANAGEMENT HAS CONCLUDED CADIZ WATER PROJECT IS WITHIN SCOPE OF RAILROAD RIGHT-OF-WAY

BLM ALSO WITHDRAWS CONTROVERSIAL 2015 CADIZ EVALUATION

(LOS ANGELES, CA) – Today, Cadiz Inc. [NASDAQ:CDZI] ("Cadiz", the "Company")  announced that the United States Bureau of Land Management ("BLM") has issued a letter ("BLM Letter") to the Company, the Santa Margarita Water District ("SMWD") and the Arizona & California Railroad ("ARZC") finding that the Cadiz Water Project's proposed use of the existing ARZC right-of-way to construct a pipeline and related railroad improvements "furthers railroad purposes" and concluding that the Project is within the scope of the original right-of-way grant.  The BLM Letter also formally rescinds the agency's controversial and widely criticized October 2015 evaluation of the Project's proposed ARZC right-of-way use, an evaluation that sought to keep the Project from utilizing this sensible corridor. As a result, no further federal permits and authorizations are required for Project construction within the ARZC railroad right-of-way.

"The company is very pleased to receive this letter from the BLM regarding the Project's proposed use of the railroad right-of-way," said Scott Slater, Cadiz President and CEO. "We have long maintained that the 2015 evaluation by BLM was wrong on the law, wrong on the facts and inconsistent with the policy driving co-location of infrastructure in existing rights-of-way to minimize project footprints and environmental harm." Slater continued "We are grateful for the determined bi-partisan Congressional effort that sought a deeper, fair and unbiased review of the Project's proposed use of the right-of-way by BLM and are tremendously satisfied to finally have this matter resolved."

The BLM Letter follows multiple requests from bi-partisan congressional representatives and a broad coalition of national labor organizations, water districts, railroads, rural communities, farmers and numerous stakeholders that have urged congressional action to clarify the scope of railroad rights-of-way over federal lands and criticized BLM's October 2015 evaluation of the Cadiz Water Project for its lack of consistency with historic policy encouraging co-location of infrastructure in railroad rights-of-way.  The October 2015 evaluation not only impeded the Cadiz Water Project, but also set a troubling precedent for thousands of miles of existing uses of railroad rights-of-way in the West.

BLM revisited the October 2015 evaluation relying on a recently issued Memorandum Opinion by the US Department of the Interior Solicitor's Office and recent case law and concluded that  "authorizing the proposed activity falls within the scope of rights granted to the Arizona and California Railroad (ARZC) under the General Railroad Right-of-Way Act of March 3, 1875 (1875 Act), and therefore does not require authorization by BLM."

The BLM Letter also separately finds that the Project furthers railroad purposes, following a factual review of the railroad benefits of the Project: "As the railroad itself describes, these component elements of the Cadiz project all provide critical benefits to the railroad that facilitate elements of its operations. Accordingly, consistent with the incidental use doctrine, the benefits associated with the Cadiz Project further a railroad purpose."

To view a copy of the letter, click HERE.

With the receipt of this definitive determination by the BLM, the Company will now turn its attention to final engineering design, contract arrangements with its participating agencies and a conveyance agreement with the Metropolitan Water District of Southern California in accordance with applicable law.

Background

The BLM Letter arrives following interaction over nearly a decade with the US Department of the Interior ("DOI") regarding the proposed use of the ARZC to co-locate the Project's conveyance pipeline while constructing necessary and related improvements for the railroad. In 2008, Cadiz entered a 99-year lease with the ARZC to utilize the right-of-way for the Project's water pipeline and also agreed to provide necessary railroad improvements. In January 2009, DOI determined that the Project could proceed within the right-of-way without additional federal permits and was within the scope of the ARZC right-of-way.  BLM policies and appropriations language authored by Sen. Dianne Feinstein (D-CA) subsequently created a unique requirement for the Project to demonstrate that it "further railroad purposes, at least in part," and was therefore within the scope of the right-of-way.

In response to submittals offered by Cadiz, SMWD and ARZC over several years, the former Director of the BLM California office mailed a letter to Cadiz in October 2015, which reversed DOI's January 2009 opinion, rejected the judgement of the railroad as to critical railroad benefits, and concluded that the Project was outside the scope of the right-of-way.  BLM California reached this conclusion even though elements of the Project furthered railroad purposes. To reach its conclusions, the October 2015 evaluation applied a new standard that the pipeline and railroad benefits must "originate" from a railroad purpose. This new standard, however, was inconsistent with the then-applicable Memorandum Opinion, controlling law, and evaluations for existing infrastructure within the thousands of miles of railroad rights of way throughout the West.  Consequently, the 2015 evaluation clouded thousands of third party rights and railroad uses within railroad rights-of-way in the Western United States.  If the 2015 evaluation were universally applied, other third party uses could require retroactive and future supplemental permitting from the federal government, despite more than 100 years of historic practice to the contrary in the West.

Almost immediately following BLM's controversial 2015 evaluation it was subject to bi-partisan criticism and heightened scrutiny by lawmakers. Subsequent responses by the BLM to Freedom of Information Act ("FOIA") requests revealed that BLM officials who reviewed the Project may have been biased in their analysis and communicated details on the timing and outcome of the review to people with ties to the Wall Street investment community.  In 2016, the US Department of the Interior Inspector General and the US House Oversight Committee launched investigations into the activities of third parties and conduct of the BLM, but have not yet issued their findings. We continue to look forward to the conclusion of those investigations.

About the Cadiz Water Project

The Cadiz Valley Water Conservation, Recovery and Storage Project is an innovative, California water project that will create a new water supply for approximately 400,000 people by conserving renewable groundwater presently lost to evaporation at the base of a vast Mojave Desert watershed. The Project is a public–private partnership between Cadiz Inc., the largest private landowner in the area, and public water providers in Southern California to provide a new, reliable water supply of 50,000 acre-feet per year for 50 years across the region without harm to the environment. Operations will be governed by an extensive, state-of-the-art groundwater management plan imposed and enforced by San Bernardino County. The Project has been extensively studied, publicly-reviewed and approved under California's stringent environmental laws and the Project's permits have been upheld in California's court system. In addition to adding a new reliable water supply in Southern California, Project construction is expected to create and support thousands of jobs and generate close to $1 Billion in economic activity. Over the long-term, the Project will create $6 billion in savings for water users throughout Southern California.

About Cadiz

Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources in Southern California. The Company maintains an organic agricultural development in the Cadiz Valley of eastern San Bernardino County, California and is partnering with public water agencies to implement the Cadiz Water Project, which over two phases will create a new water supply for approximately 400,000 people and make available up to 1 million acre-feet of new groundwater storage capacity for the region.  Cadiz abides by a wide-ranging "Green Compact" focused on environmental conservation and sustainable practices to manage its land, water and agricultural resources. For more information, please visit www.cadizinc.com

Contact:
Courtney Degener
213.271.1603
cdegener@cadizinc.com

FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company's forward-looking statements include the Company's ability to maximize value for Cadiz land and water resources, the Company's ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company's Securities and Exchange Commission filings.

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